Exhibit 4.1

POLOMAR HEALTH SERVICES, INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS

OF SERIES A CONVERTIBLE PREFERRED STOCK

June 30, 2025

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”) and Article IV of the Articles of Incorporation (as most recently amended on October 10, 2024, the “Articles”) of Polomar Health Services, Inc. (the “Corporation”):

WHEREAS, Section 1, Article IV of the Articles authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles and in accordance with Section 78.1955 of the NRS at a meeting held on June 30, 2025, adopted the following resolutions:

RESOLVED, that a new series of Preferred Stock of the Corporation, designated as “Series A Convertible Preferred Stock,” be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), and the qualifications, limitations or restrictions thereof are as set forth in such Certificate of Designations of Rights, Preferences and Limitations of the Series A Convertible Preferred Stock (the “Certificate”), as filed with the Nevada Secretary of State in accordance with the Corporation’s Articles, its Bylaws and the NRS; and be it further

RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said shares and fixing the number, limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation; and be it further

RESOLVED, that the Board does hereby approve the adoption of the Certificate, and does hereby determine that the adoption of the Certificate is in the best interests of the shareholders; and be it further

RESOLVED, this Certificate and of the rights and preferences created are subject to the approval of the Corporation’s shareholders at a meeting in accordance with the NRS; and be it further

RESOLVED, that each of the Chief Executive Officer and the Chief Financial Officer of the Corporation are hereby authorized and directed to take all actions necessary to prepare and file the Certificate with the Secretary of State of the State of Nevada as they, in consultation with legal counsel, deem either necessary or appropriate to proceed.

Section 1. Number of Shares and Designation. This series of Convertible Preferred Stock shall be designated as the “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Convertible Preferred Stock”). The Series A Convertible Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series A Convertible Preferred Stock shall be 1,000. The number of shares of Series A Convertible Preferred Stock may be increased from time to time subject to the provisions of Section 5 and Section 15 hereof and any such additional shares of Series A Convertible Preferred Stock shall form a single series with the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Convertible Preferred Stock.

Section 2. Certain Definitions. The following words and terms shall have the meanings defined in this Section 2. All capitalized words and terms not defined, have the meaning in the Securities Purchase Agreement:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Articles” means the Corporation’s Articles of Incorporation, as amended.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares (however designated) of the Corporation’s capital stock.

“Certificate” means this Certificate of Designations of Rights, Preferences and Limitations of Series A Convertible Preferred Stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)	one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)	a replacement of more than a majority of the members of the Board that is not approved by (i) those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals) and (ii) the Majority Holder;

(iii)	a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries with another entity, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)	a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling shareholders of an agreement providing for any of the foregoing events.

Notwithstanding the foregoing, the closing of the transactions contemplated by the Securities Purchase Agreement shall not be deemed to be a Change of Control for the purposes of this Certificate.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, $0.001 par value of the Corporation and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation. Provided, however, that neither (i) the spin-off or dividend of common stock of a Subsidiary, nor (ii) any transaction with an Affiliate or a related party of the Majority Holders, shall be deemed to be a Fundamental Transaction.

“Holder” or “Holders” shall mean each holder of shares of Series A Convertible Preferred Stock.

“Indebtedness” means with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money; (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are expected to be satisfied within 30 days of becoming due and payable); (iv) all Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (v) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person; and (vi) monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Issuance Date” means the Closing Date under the Securities Purchase Agreement, as the same may from time to time be amended, pursuant to which the Corporation shall issue, and the Holder or Holders shall acquire, up to 1,000 shares of Series A Convertible Preferred Stock.

“Issue Amount” means the sum of the aggregate stated value of the shares of Series A Convertible Preferred Stock issued on each applicable Issuance Date.

“Junior Stock” shall have the meaning set forth in Section 9 hereof.

“Liquidation Preference Per Share” shall mean $5,000.00.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series A Convertible Preferred Stock.

“MOIC” means, with respect to a share of Series A Convertible Preferred Stock, a multiple on invested capital equal to the quotient determined by dividing (A) the sum of (w) the aggregate amount of all Dividends made in cash with respect to such share of Series A Convertible Preferred Stock on or prior to the applicable date of determination (other than any Dividends paid in cash in respect of any Non-Compliance Step-Up) plus (x) 100% of the Stated Value and Accrued Dividends with respect to such share of Series A Convertible Preferred Stock (other than any portion of the Accrued Dividends attributable to any Non-Compliance Step-Up) plus (y) 100% of the accrued but unpaid dividends as of such date with respect to such share of Series A Convertible Preferred Stock (other than any portion of accrued but unpaid dividends attributable to any Non-Compliance Step-Up), plus (z) the applicable premium paid in accordance with Section 6(a) with respect to such share of Series A Convertible Preferred Stock by (B) the Stated Value.

“NRS” means the Nevada Revised statutes, as amended.

“Notice of Conversion” shall have the meaning set forth in Section 6(b)(i) hereof.

“Paying Agent” means the paying agent of the Corporation with respect to the Series A Convertible Preferred Stock duly appointed from time to time.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Parity Stock” shall have the meaning set forth in Section 8 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“PIK Dividend” means a dividend accrued on each share of Series A Convertible Preferred Stock and paid in shares (including fractional shares) of Series A Convertible Preferred Stock.

“PIK Dividend Shares” means the shares (including fractional shares) of Series A Convertible Preferred Stock paid and issued in connection with a PIK Dividend.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement by and between the Holder and the Corporation dated as of June 30, 2025 pursuant to which the Holder shall have acquired up to 1,000 shares of Series A Convertible Preferred Stock subject to the conditions contained in the Securities Purchase Agreement, as amended.

“Senior Stock” shall have the meaning set forth in Section 8 hereof.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Stated Value” means $5,000 per share of Series A Convertible Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Successor Entity” means the Person (or, if so elected by the Majority Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Majority Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the NYSE American; any level of the OTC Markets operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 3. Dividends.

(a) Dividend Rate. Holders of shares of the Series A Convertible Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, other than as set forth in Section 3(d) below, cumulative cash dividends at an annual rate of 10%, which is initially equivalent to $500 per annum per share, based on the $5,000 Stated Value per share preference, payable quarterly in arrears on the original Stated Value together with any accrued but unpaid dividends. (the “Dividend Rate”). The Dividend Rate shall accrue from, and including, the Issuance Date to, but not including the 10-year anniversary of the Issuance Date.

(b) Dividend Amount. With respect to each share of Series A Convertible Preferred Stock from time to time outstanding (including, for the avoidance of doubt, the PIK Dividend Shares), from the Dividend Payment Date of such share, dividends shall accrue on each share of Series A Convertible Preferred Stock, in an amount for each share of Series A Convertible Preferred Stock, equal to the Dividend Rate times the Stated Value (compounded as provided for immediately below, including with respect to any accrued and unpaid dividends) (such per share amount, as applicable, the “Dividend Amount”) during each quarterly period following the applicable Dividend Record Date. All Dividend Amounts paid in cash or elected to be paid as PIK Dividends shall be compounded as applicable.

(c) Dividend Payment Date; Dividend Record Date. Dividends on the Series A Convertible Preferred Stock shall accrue daily and be cumulative until paid from, and including, the date of the Issuance Date and shall be payable quarterly on the fifth (5th) day following the last day of each fiscal quarter (each such payment date, a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. Any dividend payable on the Series A Convertible Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of four 90-day quarters. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series A Convertible Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar quarter, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

(d) PIK Dividend. For the first two (2) years following the Issuance Date, the Dividend Amount shall be paid solely in either PIK Dividend Shares or cash, in the Corporation’s sole and absolute discretion, and thereafter, for as long as any share(s) of Series A Convertible Preferred Stock shall remain outstanding, the Dividend Amount shall be paid in either PIK Dividend Shares or cash, in the Majority Holder’s sole and absolute discretion, subject to Section 3(e) and Section 3(j)(iii) of this Certificate. All Dividend Amounts payable with respect to the Holders of Series A Convertible Preferred Stock shall be paid, whether in cash or in PIK Dividend Shares pursuant to this Section 3(d), pro rata to each Holder of shares of Series A Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares held by each such Holder. PIK Dividend Shares issued on the applicable Dividend Payment Date shall have an aggregate Dividend Amount on such Dividend Payment Date equal to the total Dividend Amount accrued on such shares as of such Dividend Payment Date minus any portion thereof paid in cash pursuant hereto. Notwithstanding anything contained herein to the contrary, the Corporation shall take all actions necessary for all PIK Dividend Shares to be duly authorized and validly issued, fully paid and nonassessable, and issued free and clear of all liens, mortgages, security interests, pledges, deposits, restrictions or other encumbrances, on each Dividend Payment Date. The Corporation shall update its books and records to reflect the issuance of any PIK Dividend Shares promptly following each Dividend Payment Date, and at the request of any Holder of shares of Series A Convertible Preferred Stock, shall deliver to such Holder a copy of such books and records reflecting the issuance of such PIK Dividend Shares; provided, however, that the failure of the Corporation to comply with the terms of this sentence shall not in any way affect the issuance of such PIK Dividend Shares in accordance with the terms hereof.

(e) Limiting Documents. No dividends on shares of Series A Convertible Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the payment thereof would be unlawful under the laws of the State of Nevada or when the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(f) Dividend Accrual. Notwithstanding the foregoing, dividends on the Series A Convertible Preferred Stock will accrue regardless of whether (i) the Corporation has earnings; (ii) there are funds legally available for the payment of such dividends; or (iii) such dividends are declared by the Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock which may be in arrears, and holders of the Series A Convertible Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Convertible Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

(g) Dividends on Junior Stock or Parity Stock. Unless full cumulative dividends on the Series A Convertible Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series A Convertible Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any capital stock of the Corporation other than the Series A Convertible Preferred Stock issued pursuant to the Securities Purchase Agreement. This Section 3(g) shall not apply to spin-offs or dividends of the common stock of any Subsidiary.

(h) Pro Rata Dividends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Convertible Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on parity as to dividends with the Series A Convertible Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on parity that the Corporation may issue as to dividends with the Series A Convertible Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Convertible Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Convertible Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

(i) Payment of Accrued and Unpaid Dividends. Holders of Series A Convertible Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Convertible Preferred Stock as described in this Section 3. Any dividend payment made on the Series A Convertible Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment, provided, however, if a Person is a Holder of the Series A Convertible Preferred Stock as of the record date for any spin-off or dividend of the common stock of any Subsidiary, the Holder shall be entitled to such stock dividend on an as converted basis.

(j) Dividend Default. Whenever dividends on any shares of Series A Convertible Preferred Stock are in arrears for one or more Dividend Periods, whether or not consecutive (a “Dividend Default”):

(i) the Dividend Rate shall be increased to 15% per annum (equivalent to $375 per annum per share) (as increased, the “Penalty Rate”), commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series A Convertible Preferred Stock in full, at which time the Dividend Rate shall revert to the rate of 10% of the Stated Value per share (the “Stated Rate”);

(ii) on the next Dividend Payment Date following the Dividend Payment Date on which a Dividend Default occurs, and continuing until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series A Convertible Preferred Stock in full, the Corporation shall pay all dividends on the Series A Convertible Preferred Stock, including all accumulated accrued and unpaid dividends, on each Dividend Payment Date either in cash or, if not paid in cash, by issuing to the holders thereof Shares of Series A Convertible Preferred Stock if the Common Stock is then subject to a National Market Listing (as hereinafter defined) shares of freely tradeable Common Stock with a value equal to the amount of dividends being paid, calculated based on the Fair Market Value of the Common Stock calculated as of the Trading Day immediately prior to the next Payment Date referenced above, plus cash in lieu of any fractional share of Common Stock; and

(iii) to the extent that the Corporation determines a shelf registration statement to cover resales of Common Stock or Series A Convertible Preferred Stock is required in connection with the issuance of, or for resales of, such Common Stock or Series A Convertible Preferred Stock issued as payment of a dividend, the Corporation will use its reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until such time as all shares of such stock have been resold thereunder or such shares are eligible for resale pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended.

For purposes hereof, a “National Market Listing” shall mean that the Common Stock is listed on the New York Stock Exchange (“NYSE”), the NYSE American LLC (the “NYSE American”) or Nasdaq Stock Market (“Nasdaq”), or listed on an exchange that is a successor to the NYSE, the NYSE American or Nasdaq.

Following any Dividend Default that has been cured by the Corporation as provided above in Section 3(h)(i), if the Corporation subsequently fails to pay cash dividends on the Series A Convertible Preferred Stock in full for any Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of this Section 3(h) shall immediately apply until such subsequent Dividend Default is cured as so provided.

Notwithstanding anything in this Certificate to the contrary, cash dividends on any shares of Series A Convertible Preferred Stock will be payable solely in shares of Series A Convertible Preferred Stock unless and until the Corporation has, in the judgment of the Board, sufficient cash available to permit the declaration and payment of such dividends in accordance with the Corporation’s Articles and Bylaws and applicable Laws, including without limitation Chapter 78 of the NRS.

Section 4. Liquidation Preference. Upon the occurrence of (i) a Change of Control Event; (ii) liquidation; (iii) dissolution (other than a dissolution arising from the failure to make a routine filing with the Nevada Secretary of State); or (iv) winding-up, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, the Corporation shall first redeem all shares of Series A Convertible Preferred, out of the Corporation’s assets legally available for distribution to shareholders, the Liquidation Preference Per Share, plus accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Convertible Preferred Stock and the corresponding amounts payable on all Senior Stock and Parity Stock, each as defined in Section 8 of this Certificate, then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series A Convertible Preferred Stock and all other such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4, unless the Majority Holders vote otherwise. The amount deemed distributed to the Holders of Series A Convertible Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 5. Voting Rights.

(a) Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, provided that each Holder shall be entitled to nine tenths (0.90) of a vote for each share of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) and 5(c) below. In any such vote, (i) in the case of the election of directors, the Series A Convertible Preferred Stock shall be entitled to nine tenths (0.90) of a vote per share of Common Stock on an “as converted” basis together with the Common Stock, and (ii) in all other cases, the Series A Convertible Preferred Stock shall be entitled to nine tenths (0.90) of a vote per share of Common Stock on an “as converted” basis together with the Common Stock, subject in each case to the provisions of the NRS and the Rules of the Principal Market. Each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws. In determining the number of votes on an as converted basis, the Conversion Price shall be as set forth in Section 6(a). For avoidance of doubt, in order to comply with the Rules of the Principal Market, the Series A Convertible Preferred Stock shall only have total voting power equal to up to 19.9% of outstanding Common Stock as of the applicable record date, such that no Holder or group within the meaning of the Exchange Act shall, prior to shareholder approval for the voting power of the Series A Convertible Preferred Stock, having been obtained, be entitled to vote more than 19.9% of the outstanding Common Stock, taking into account other securities of the Corporation beneficially owned by such Holder or group.

(b) Protective Provisions. Without limiting the foregoing, for so long as at least 25% of the shares of Series A Convertible Preferred Stock issued to the Holder on the Issuance Date remain outstanding, consent of the Majority Holders shall be required for any action that: (i) alters or changes the rights, preferences or privileges of the Series A Convertible Preferred Stock, (ii) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or pari passu with the Series A Convertible Preferred Stock, (iii) results in the redemption or repurchase of any shares of Common Stock (other than pursuant to agreements with service providers giving the Corporation the right to repurchase shares upon the cessation and/or termination of services or other instruments or securities outstanding as of the date this Certificate is first filed with the Nevada Secretary of State), (iv) results in any Fundamental Transaction or any other merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are sold, (v) amends or waives any provision of the Corporation’s Articles or Bylaws, (vi) increases the number of directors who may serve on the Corporation’s Board, (vii) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock, other than spin-offs or dividends of common stock of any Subsidiary, (vi) authorizes, creates or otherwise permits the creation of indebtedness by the Corporation or any of its subsidiaries (a) in the case of indebtedness for which liens, encumbrances or other security provisions that serve to encumber the assets of the Corporation are provided, in an amount in excess of $500,000 or (b) in the case of unsecured indebtedness, in an amount in excess of $750,000; or (viii) enters into any transaction that contemplates any of the foregoing. Holders shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholder) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation’s Bylaws and the NRS.

Section 6 Conversion and Optional Redemption of Series A Convertible Preferred Stock.

(a) Optional Conversion. Each share of Series A Convertible Preferred Stock shall become convertible, in whole or in part and at the option of the Holder, commencing on the Conversion Date, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of the Series A Convertible Preferred Stock being converted by the then applicable Conversion Price (as defined below, the “Conversion Price”). The term “Conversion Date” means the first day after the record date for the shareholders meeting approving the issuance of more than 19.9% of outstanding shares of Common Stock issuable pursuant to the Securities Purchase Agreement. The Conversion Price shall be subject to adjustment as provided in Section 6(d) below. No conversion shall be permitted to the extent that it violates the Rules of the Principal Market including the issuance of more than 19.9% of a class of equity security without shareholder approval.

For purposes hereof, the term “Conversion Price” shall mean $0.40 subject to adjustment as provided in Section 6(d) below.

(b) Mechanics of Conversion.

(i) Before any Holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series A Convertible Preferred Stock, the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Convertible Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued, substantially in the form attached hereto as Exhibit A (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Convertible Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Convertible Preferred Stock to the Corporation unless all of the shares of Series A Convertible Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Convertible Preferred Stock promptly following the Conversion Date at issue.

(ii) Shares of Series A Convertible Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series A Convertible Preferred Stock, within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series A Convertible Preferred Stock pursuant to this Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series A Convertible Preferred Stock certificate delivered to the Corporation. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series A Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the shares of its Series A Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Convertible Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A Convertible Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to this Section 6 by the Share Delivery Date applicable to such conversion and no injunction or similar court order is in effect, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Series A Convertible Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Fractional Shares; Computation Certificates.

(i) No fractional shares shall be issued upon conversion of the Series A Convertible Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share for any shares in excess of one-half (1/2) or otherwise rounded down.

(ii) Upon the occurrence of each adjustment of the Conversion Price of Series A Convertible Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Convertible Preferred Stock a statement, signed by its independent registered public accounting firm, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series A Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Convertible Preferred Stock.

(d) Adjustments of the Conversion Price. The Conversion Price of the Series A Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii) Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(e) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(iv) Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series A Convertible Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series A Convertible Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A Convertible Preferred Stock.

(v) Subsequent Equity Sales. If, at any time while shares of Series A Convertible Preferred Stock are outstanding, the Corporation or any Subsidiary, as applicable, closes a financing in which it sells or grants any option to purchase or sells or grants any right to reprice outstanding securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any Common Stock Equivalent, entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. The Corporation agrees to consult with the Majority Holder prior to commencing any such financing regarding its terms. Further, the Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of shares of Common Stock upon conversion of the Series A Convertible Preferred Stock determined based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Convertible Preferred Stock.

(f) Good Faith Assistance. The Corporation will not, by amendment of its Articles or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g) Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, 200% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series A Convertible Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite Shareholder Approval of any necessary amendment to these provisions as soon as possible. For avoidance of doubt, because the Corporation does not have sufficient authorized Common Stock as of the Issuance Date, it will reserve the maximum number of shares of Common Stock that it legally can and seek Shareholder Approval as provided in the Securities Purchase Agreement.

(i) Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Convertible Preferred Stock in respect of which such shares are being issued.

(j) Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, Liens or charges with respect thereto.

(k) Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series A Convertible Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l) Cancellation of Series A Convertible Preferred Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(m) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with Section 6(c) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 6(c) above. If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(n) Optional Redemption of Series A Convertible Preferred Stock. Subject to the provisions of this Section 6, the Corporation, at its option, may redeem for cash all, but not less than all, of the outstanding shares of Series A Convertible Preferred Stock (each, an “Optional Redemption”) at a price per share of Series A Convertible Preferred Stock (the “Redemption Price”) equal to the greater of (x) the sum of (A) the Stated Value per share of Series A Convertible Preferred Stock to be redeemed plus (B) an amount equal to the Accrued Dividends with respect to such share, calculated in accordance with Section 4, plus (C) accrued and unpaid dividends since the most recent Dividend Payment Date with respect to such share as of the applicable Redemption Date and (y) the amount necessary, if any, to result in, (A) prior to the third anniversary of the Closing Date, a MOIC equal to the product of 1.225 times the Stated Value with respect to such share of Series A Convertible Preferred Stock and, (B) from and after the third anniversary of the Closing Date, a MOIC equal to the product of 1.325 times the Stated Value with respect to such share of Series A Convertible Preferred Stock. The Company shall not be required to redeem any shares of Series A Convertible Preferred Stock at any time other than pursuant to Section 6(n).

(o) Exercise of Optional Redemption. If the Corporation elects to effect an Optional Redemption, the Corporation shall send to the Holders a written notice (i) notifying the Holders of the election of the Corporation to redeem all shares of Series A Convertible Preferred Stock and the Redemption Date, and (ii) stating the place or places at which the shares of Series A Convertible Preferred Stock shall, upon presentation and surrender of the certificates evidencing such shares of Series A Convertible Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Corporation shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Corporation.

(p) Effect of Redemption. If notice has been mailed in accordance with Section 6(o) above and if on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been segregated and irrevocably set apart by the Corporation and deposited with the Paying Agent in trust for the pro rata benefit of the Holders of the shares of Series A Convertible Preferred Stock, so as to be, and to continue to be available therefor, then, on and after the Redemption Date, unless the Corporation defaults in the payment of the applicable Redemption Price, Dividends on the shares of the Series A Convertible Preferred Stock shall cease to accumulate and all rights of the Holders of the Series A Convertible Preferred Stock shall terminate except for the right to receive from the Corporation the Redemption Price, without interest; provided that if a Notice of Optional Redemption shall have been given and the funds necessary for redemption (including an amount in respect of all Dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Corporation and deposited with the Paying Agent in trust for the pro rata benefit of the Holders of the Series A Convertible Preferred Stock, Dividends shall cease to accumulate on the Redemption Date on the Series A Convertible Preferred Stock and, at the close of business on the day on which such funds are segregated and set apart, the shares of Series A Convertible Preferred Stock shall no longer be deemed to be outstanding and the Holders shall be entitled only to receive the Redemption Price for such shares. Upon surrender, in accordance with said notice, of the certificates, if any, for the Series A Convertible Preferred Stock (to the extent applicable, properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price.

Section 7. Status of Acquired Shares. All shares of Series A Convertible Preferred Stock converted by its Holder in accordance with Section 6 hereof, or redeemed by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 8. Ranking. The Series A Convertible Preferred Stock will rank senior to (A) all of the Corporation’s Common Stock, and (B) and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Convertible Preferred Stock, in each case with respect to payment of amounts upon liquidation, dissolution or winding up (“Junior Stock”). Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, pari passu with, the Series A Convertible Preferred Stock (“Parity Stock”); and (iii) junior to all of the Corporation’s existing and future indebtedness. Without prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Series A Convertible Preferred Stock (collectively, “Senior Stock”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 9. Rights Upon Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless: (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate in accordance with the provisions of this Section 9 pursuant to written agreements in form and substance satisfactory to the Majority Holders and approved by the Majority Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Series A Convertible Preferred Stock in exchange for such shares of Series A Convertible Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate, including, without limitation, having a stated value equal to the stated value and dividend rate of the Series A Convertible Preferred Stock held by the Holders and having similar ranking to the Series A Convertible Preferred Stock, and reasonably satisfactory to the Majority Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on a Trading Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate with the same effect as if such Successor Entity had been named as the Corporation herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Series A Convertible Preferred Stock at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 6, which shall continue to be receivable thereafter)) issuable upon the conversion of the Series A Convertible Preferred Stock prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) that each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the shares of Series A Convertible Preferred Stock held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Series A Convertible Preferred Stock contained in this Certificate), as adjusted in accordance with the provisions of this Certificate. The provisions of this Section 9 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Series A Convertible Preferred Stock.

Section 10. Negative Covenants. Except as otherwise permitted by this Certificate, for so long as the Holder or Holders shall continue to hold at least twenty-five percent (25%) (or such higher percentage as set forth in this Section 10) of the shares of Series A Convertible Preferred Stock issued to it on the Issuance Date, without the affirmative consent or approval of the Majority Holders of the shares of Series A Convertible Preferred Stock then outstanding, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary, to:

(a) issue any additional shares of Series A Convertible Preferred Stock issued on the Issuance Date other than dividends payable, if any, to the Holders of such shares;

(b) take any action to authorize, create or issue any class or series of preferred stock, whether or not ranking junior, pari passu or senior to the Series A Convertible Preferred Stock;

(c) set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding, except as permitted by Section 5(b);

(d) make or declare, directly or indirectly, any dividend (in cash, stock, return of capital, or any other form of assets) on, or make any other payment or distribution on account of Common Stock or of any other capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding, except that the Corporation shall have the power to issue stock dividends payable in shares of Common Stock;

(e) take any action to amend, modify, alter or repeal any provision of its Articles or Bylaws which would have an adverse effect on the Series A ConvertiblePreferred Stock taken as a whole;

(f) take any action to alter the number of members of the Board, or designate classes of directors other than as required by the federal securities laws, the rules of the Principal Market or as provided for herein;

(g) effect or permit, or offer or agree to effect or permit, a liquidation or Change of Control Event with respect to the Corporation or any Subsidiary, except as permitted by this Certificate;

(h) reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series A Convertible Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series A Convertible Preferred Stock, or (B) which in any manner adversely affects the Holders of shares of Series A Convertible Preferred Stock;

(i) discontinue the businesses in which it or any Subsidiary is engaged as of the date of the Issuance Date, or engage, or permit any Subsidiary to engage, in any business other than the businesses in which it is engaged as of the Issuance Date or any businesses or activities substantially similar or related thereto or ancillary to the operation thereof;

(j) invest in, purchase or acquire, directly or indirectly, in one or a series of related transactions, any assets or capital stock of any Person other than a Subsidiary, wherein the aggregate purchase price or other consideration payable for such assets or capital stock shall exceed $100,000 in any one transaction or $250,000, in the aggregate;

(k) issue any shares of Common Stock of the Corporation or other securities convertible into or exercisable or exchangeable for shares of Common Stock of the Corporation;

(l) except in connection with indebtedness existing as at the date of this Certificate, purchase money indebtedness or capital leases, incur indebtedness for borrowed money, or guaranty the obligations of any other Person, in an aggregate amount at any time outstanding in excess of $250,000 in any individual transaction or $500,000 in the aggregate;

(m) permit Liens to exist on its assets and properties, other than Permitted Liens (as defined in the Securities Purchase Agreement), in an aggregate amount at any time outstanding in excess of $100,000 in any individual transaction or $250,000 in the aggregate;

(n) enter into or permit any Subsidiary to enter into any transaction with any of the Corporation’s officers, directors or employees or any Person directly or indirectly controlled by or under common control with the Corporation or any of its officers, directors or employees (a “Related Party”) including, without limitation, any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any Related Party, except for (i) transactions entered into in the ordinary course with employees and involve an amount less than $50,000, (ii) transactions that are approved by the Board including the unanimous approval of the independent members thereof or (iii) transactions that have been authorized as of the Issuance Date;

(o) sell, lease, transfer or dispose of any of its properties having a value calculated in accordance with GAAP of more than $50,000 (other than sales of assets to customers in the ordinary course of business), waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it in each case having a value calculated in accordance with GAAP of more than $500,000;

(p) increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, except as contemplated by this Certificate;

(q) merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Corporation, its business, financial condition or results of operations; or

(r) enter into an agreement to do any of the things described in clauses (a) through (q) of this Section 10.

Section 11. Information Rights. During any period in which (i) the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and (ii) at least twenty-five percent (25%) of the shares of Series A Convertible Preferred Stock issued to the Holder on the Issuance Date remain outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all the Holders who at that time own more than 10% of the issued and outstanding shares of Series A Convertible Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such Holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series A Convertible Preferred Stock; provided, that the requirements of this Section 11 shall terminate on the six (6) month anniversary of the date on which the Corporation’s Common Stock becomes subject to Section 12(b) or 12(g) of the Exchange Act. The Corporation shall mail the reports to the Holders within 30 days after the respective dates by which the Corporation would have been required to file the reports with the Commission if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 12. Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series A Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 13. Sinking Fund. The Series A Convertible Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14. Amendment of Resolution. The Board reserves the right, subject to the terms of this Certificate, from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock or designated shares of Series A Convertible Preferred Stock) or decrease (but not below the number of shares of Series A Convertible Preferred Stock then outstanding) the number of shares that constitute the Series A Convertible Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the NRS stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Articles. Provided, however, that no increase contemplated by this Section 14 shall be made without the consent of the Majority Holders.

Section 15. Restriction and Limitations. Except as expressly provided herein or as required by law so long as at least twenty-five percent (25%) of the shares of Series A Convertible Preferred Stock issued on the Issuance Date remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Convertible Preferred Stock.

Section 16. Waiver. Any right or privilege of the Series A Convertible Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series A Convertible Preferred Stock or other securities exercisable for or convertible into Series A Convertible Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 18. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Convertible Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 18. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate.

Section 19. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series A Convertible Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Convertible Preferred Stock and (iii) shall, so long as any shares of Series A Convertible Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the Required Reserve Amount, subject to this Certificate.

Section 20. Transfer of Series A Convertible Preferred Stock. A Holder may transfer some or all of its shares of Series A Convertible Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 21. Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series A Convertible Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series A Convertible Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series A Convertible Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 22. Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the NRS and the Corporation’s Articles and Bylaws.

Section 23. Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 24. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 25. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

Section 26. Principal Market Compliance. Notwithstanding anything to the contrary, if while the Common Stock is listed on the Principal Market any of the terms, provisions, rights, covenants and restrictions set forth in this Certificate are determined by the Principal Market to be in violation of any of the Principal Market Rules, then such terms, provisions, rights, covenants or restrictions shall be of no force and effect to the extent of such noncompliance, and shall otherwise be interpreted to the extent possible in a manner consistent with compliance with such Principal Market Rules. In the event the immediately preceding sentence applies, the remainder of the terms, provisions, rights, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

IN WITNESS WHEREOF, Polomar Health Services, Inc. has caused this Certificate to be signed by the undersigned as of the date first written above.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	President

By:	/s/ Charlie Lin
Name:	Charlie Lin
Title:	Treasurer/Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

Reference is made to (a) that certain Securities Purchase Agreement, dated as of June __, 2025 (the “Agreement”), by and between _________________ and Polomar Health Services, Inc., a Nevada corporation (the “Corporation”), (b) that certain Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (the “Certificate”) and (c) that certain Conversion Amount (as defined in the Certificate) issued by the Corporation and outstanding as of the date hereof. In accordance with and pursuant to the Certificate, the undersigned hereby elects to convert the Conversion Amount (as defined in the Certificate) indicated below into shares of the Corporation’s Common Stock, $0.001 par value per share (the “Common Stock”), at the Conversion Price (as defined in the Agreement and the Certificate, as of the date specified below). Capitalized terms not defined herein shall have the meaning as set forth in the Certificate.

Date of this Conversion Notice: _____________

Date of Conversion (the date that is one Business Day after the date of this Conversion Notice): ___________________

Number of Shares of Series A Convertible Preferred Stock to be Converted: ___________________

Stated Value of Each Share of Series A Convertible Preferred Stock: ___________________

Accrued and Accumulated and Unpaid Dividends on such Shares: ___________________

Aggregate Conversion Amount: ____________

Conversion Price: ___________________

Aggregate number of shares of Common Stock to be issued to the undersigned on the Date of Conversion (Aggregate Conversion Amount and divided by the Conversion Price): __________________

By:
Name:
Title:

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Notice of Conversion and hereby directs its transfer agent to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [________] from the Corporation and acknowledged and agreed to by [________].